Exhibit 1.4

FOR IMMEDIATE RELEASE

Pivotal Special Committee and CDC
Provide Update on their
Transaction

Vancouver, B.C. and Hong Kong — January 20, 2004 - The Special Committee of Pivotal Corporation (“Pivotal”) (Nasdaq: PVTL; TSX: PVT) and chinadotcom corporation (“CDC”) (Nasdaq: CHINA) are providing an update on developments which have occurred since the last joint press release on January 15, 2004.

Pivotal has now received all necessary information from CDC to permit Pivotal to complete the materials necessary for a meeting of Pivotal’s securityholders to approve the transaction between Pivotal and CDC. This means that both the $2.14 cash and share option and the $2.00 cash option will be available to Pivotal’s shareholders.

The board of directors and Special Committee of Pivotal have approved the meeting materials and Pivotal intends to make an application today to the British Columbia Supreme Court authorizing the calling of a meeting to approve the transaction with CDC. If the court makes the order being requested, Pivotal will hold a meeting of securityholders to approve the transaction on February 23, 2004. Pivotal expects meeting material to be mailed to securityholders within a few days after the order is made.

Pivotal’s Special Committee and CDC will keep investors updated as developments warrant.

Forward Looking Statements

This press release contains forward-looking statements, including those relating to the satisfaction of the obligations contained in the definitive arrangement agreement, the date of the initial and final court applications in respect of the pending transaction, the extraordinary meeting of Pivotal’s shareholders to consider the transaction with chinadotcom and CDC and the closing of such transaction. Forward-looking statements include statements about plans and proposals for future actions, or events or conditions that may occur in the future. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to risks and uncertainties and other factors that could cause actual events, conditions or results to differ materially from those anticipated in the forward-looking statements, as a result of a variety of risks, uncertainties and other factors, including, without limitation the possibility that all information needed for the proxy circular may not be delivered when anticipated, the proxy circular may take longer than anticipated to prepare, that conditions to closing of any acquisition agreement may not be satisfied, that one or more third parties may make competing acquisition proposals, commence litigation or take other action to seek to delay or prevent consummation of a transaction, or other events may cause Pivotal’s board to deem it advisable to hold the shareholders meeting at a different time or place than presently anticipated.

FOR IMMEDIATE RELEASE

Pivotal, chinadotcom and CDC assume no obligation to update forward-looking statements to reflect future events.

Investor and Press Contacts:

Mackenzie Partners -

Larry Dennedy	Daniel Burch
(212) 929-5239	(212) 929-5748
ldennedy@mackenziepartners.com	dburch@mackenziepartners.com

Media Relations

Jane Cheng, Public Relations Manager
Tel: (852) 2961 2750
Fax: (852) 2571 0410
e-mail: jane.cheng@hk.china.com

Investor Relations

Craig Celek, US, VP, Investor Relations
Tel: 1 (212) 661-2160
Fax: 1 (973) 591 9976
e-mail: craig.celek@hk.china.com

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